UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, DC 20549

___________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
February 16, 2010

American Realty Capital Trust, Inc.
 (Exact Name of Registrant as Specified in Its Charter)

Maryland
 (State or Other Jurisdiction of Incorporation)

333-145949	71-1036989
(Commission File Number)	(IRS Employer Identification No.)

106 Old York Road Jenkintown, PA	19046
(Address of Principal Executive Offices)	(Zip Code)

(215) 887-2189 (Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition of Assets.

Reckitt Benckiser Warehouse Facility – Tooele, UT

On February 16, 2010, American Realty Capital Trust, Inc. (the “Company”) acquired a build-to-suit warehouse facility for Reckitt Benckiser (“RB”).  The warehouse facility is approximately 574,000 square feet, located in Tooele, Utah, near Salt Lake City.  The aggregate purchase price was approximately $32.0 million, inclusive of all closing costs and fees.  The primary lease term under this net lease arrangement, pursuant to which RB will be required to pay all operating expenses and capital expenditures in addition to base rent, is 12.3 years, with a remaining lease term of approximately 12 years, and provides for annual rent escalations of 2% each year.  The lease also provides for three 5 year renewal options.  The average annual base rent on a straight-line basis over the initial lease term is approximately $2.6 million.

The purchase price is 50% comprised of proceeds from the sale of common shares and 50% from proceeds received from a first mortgage loan totaling approximately $15.0 million.

Address	City	State	Purchase Price	Compensation to Advisor and Affiliates (1)
3226 Sheep Lane North	Tooele	UT	$ 31,748,538	$ 461,000

1Compensation to advisor and affiliate includes acquisition fees and financing arrangement fees.

Address	City	State	Total Square Feet Leased	Rent Per Square Foot	Year 1 Rent	Initial Lease Term (Years)
3226 Sheep Lane North	Tooele	UT	574,106	$ 4.16	$ 2,385,866	12.3

The Company has secured a seven-year, non-recourse first mortgage loan from Bank of Texas. The following table outlines the terms of the debt financing incurred in connection with acquisition of the warehouse facility. The loan will be secured by a mortgage on the warehouse facility.

Mortgage Debt Amount	Rate	Maturity Date

$15,000,000	6.145%(1)	February 2017

(1)The mortgage loan is a floating rate loan that bears an interest rate based on LIBOR plus 2.85%. Simultaneously with the closing of the mortgage loan the Company entered into a swap agreement which converts the rate the Company will pay on the mortgage loan to a fixed rate of 6.145% for the term of the loan

RB is a world leader in manufacturing and marketing household, health and personal care products.  RB is a multinational corporation with operations in over 60 countries, manufacturing facilities in over 40 countries and sales of its products in over 180 countries.

RB has a strong portfolio led by 17 global Powerbrands which are: Finish, Lysol, Dettol, Vanish, Woolite, Calgon, Airwick, Harpic, Bang, Mortein, Veet, Nurofen, Clearasil, Strepsils Gaviscon, Mucinex and French’s.  The 17 Powerbrands account for over two thirds of RB’s net revenue.  RB has an investment grade rating of A+ by Standard and Poor’s.

RB is a U.K. listed company and is part of the top 25 of the FTSE 100, with a market cap exceeding £20bn.  The following financial information is taken information published by the RB.

(Amounts in millions)(1)	Six Months Ended	Year Ended
	June 30, 2009	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2006
Profit and Loss Account
Total operating income	$5,650	$12,214	$10,580	$9,149
Operating profit	1,223	2,791	2,468	1,677
Retained profit	406	1,259	1,161	689

	As of	As of
	June 30, 2009	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2006
Balance Sheets
Total assets	$14,101	$13,423	$11,644	$11,236
Long-term debt	10	6	10	22
Shareholders’ equity	5,313	4,815	4,733	3,655

 (1)Amounts reflect a conversion from British Pounds to U.S. Dollars at a conversion rate specific to each period presented.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL TRUST, INC.

Date: February 19, 2010	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors